Exhibit 23.2


                          INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Kroll Inc. on Form S-8 of our report dated February 13, 2003 (March 6, 2003 as to Note 2, June 18, 2003 as to Notes 1 and 5(a) and September 17, 2003 as to
Note 21) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to: i) Kroll Inc.'s change in method of accounting for goodwill and other intangible assets to conform to Statement of Financial Accounting Standards No. 142, and ii) the application of procedures relating to certain disclosures of financial statement amounts related to the 2000 consolidated financial statement that were audited by other auditors who ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures) relating to the consolidated financial statements of Kroll Inc. as of December 31, 2002 and 2001 and for the years then ended, appearing in the Current Report on Form 8-K of Kroll Inc. dated September 19, 2003.

/s/ Deloitte & Touche LLP

New York, New York
December 4, 2003